Exhibit 99.1

Contact:

Robert Van Buskirk

President and Chief Executive Officer

Sirenza Microdevices, Inc.

(408) 616-5497

ir@sirenza.com

FOR IMMEDIATE RELEASE

Sirenza Microdevices Reports First—Quarter 2003 Results

SUNNYVALE, Calif.—May 6, 2003—Sirenza Microdevices, Inc. (Nasdaq:SMDI), a leading designer and supplier of high-performance radio frequency (RF) components for communications equipment manufacturers, today reported its financial results for the first quarter ended March 30, 2003.

First-Quarter Financial Highlights

•	Net revenue growth of 19% year-over-year

•	Factory direct sales growth of 33% year-over-year

•	Gross margin of 52%

•	Sequential reduction of 10% in research and development, sales and marketing, and general and administrative expenses

•	Sequential net loss reduction under GAAP of 75%; sequential net loss reduction, excluding certain charges[1], of 32%

•	Cash and investment balances of $26.7 million at quarter-end.

Sirenza’s first-quarter net revenues were $5.8 million, compared with $5.8 million for the fourth quarter of 2002 and with $4.9 million for the first quarter of 2002. Factory direct sales were 54% of net revenues, compared with 41% sequentially and 47% year-over-year.

The company’s first-quarter net loss as reported under accounting principles generally accepted in the United States (GAAP) was $1.3 million, or a loss of $0.04 per basic share. This included charges of $187,000 for the amortization of deferred stock compensation and $48,000 for the amortization of acquisition-related intangible assets. Sirenza’s first-quarter net loss compared sequentially with a net loss of $5.1 million, or a loss of $0.17 per basic share—which included charges of $224,000 for the amortization of deferred stock compensation, $48,000 for the amortization of acquisition-related intangible assets, $391,000 for restructuring, and $2.9 million for investment impairment—and year-over-year with a net loss of $752,000, or a loss of $0.03 per basic share, which included a charge of $239,000 for the amortization of deferred stock compensation.

Excluding the effects of the charges for the amortization of deferred stock compensation, the amortization of acquisition-related intangible assets, restructuring, and investment impairment, Sirenza’s net loss for the first quarter was $1.0 million, or a loss of $0.03 per basic share, compared sequentially with a net loss of $1.5 million, or a loss of $0.05 per basic share, and year-over-year with a net loss of $513,000, or a loss of $0.02 per basic share.

“In an industry environment that continues to be challenging, first-quarter results met our expectations,” said Robert Van Buskirk, president and chief executive officer of Sirenza Microdevices. “With sequentially flat revenues, we maintained our gross margin and continued to reduce our operating expenses and net losses. We believe that the measures we have taken in the last several quarters to rescale our operations and lower our break-even point have positioned us strongly to capitalize on the growth potential of our acquisition of Vari-L Company, Inc. (OTCBB:VARL), which closed yesterday.”

Sirenza’s first-quarter 2003 gross margin was 52%, compared with 52% sequentially and with 65% a year earlier. In the aggregate, the company’s research and development, sales and marketing, and general administrative expenses for the first quarter of 2003 were $4.2 million, compared with $4.7 million sequentially and with $4.0 million a year ago.

[1]	Net loss calculated to exclude certain charges is a non-GAAP financial measure that excludes the effects of charges for the amortization of deferred stock compensation, the amortization of acquisition-related intangible assets, restructuring, and investment impairment.

At March 30, 2003, Sirenza’s total assets were $52.4 million, including cash and cash equivalents, short-term investments and long-term investments of $26.7 million. During the first quarter, the company used $4.2 million in cash and investments. Approximately $1.4 million of this was related to secured bridge loans to Vari-L and acquisition costs, and approximately $2.5 million was used for operations.

Use of Non-GAAP Financial Measure

Consistent with its historical financial reporting practices, Sirenza believes that the supplemental presentation of net loss calculations excluding the effects of charges for the amortization of deferred stock compensation, the amortization of acquisition-related intangible assets, restructuring, and investment impairment provides a meaningful non-GAAP financial measure to help investors understand and compare business trends among different reporting periods on a consistent basis, independently of regularly reported non-cash charges and infrequent or unusual events. Readers are cautioned not to view management-adjusted results as an alternative to GAAP results or as being comparable to results reported or forecasted by other companies, and should refer to the reconciliation of GAAP results with management-adjusted results for the first quarters of 2003 and 2002, respectively, and the fourth quarter of 2002 in the financial statements below.

First-Quarter Teleconference and Webcast

Sirenza management plans to host a teleconference at 1:45 p.m. PT / 4:45 p.m. ET today to discuss the company’s first-quarter 2003 financial results, integration plans for Vari-L, and current outlook for second-quarter 2003. This teleconference will be webcast live for the general public. For more information, please visit the Investor Relations page of Sirenza’s website at www.sirenza.com. The teleconference webcast will be archived on this site for one year, until May 6, 2004, and a telephonic replay will be available at (719) 457-0820, access code number 772064, for one week, until May 13, 2003.

Also available on the Investor Relations page of Sirenza’s website will be supplemental statistical information associated with the company’s first-quarter 2003 financial results, and additional information to support the reconciliation of management-adjusted financial earnings and loss per share estimates for the second quarter of 2003 to be presented by the company in today’s teleconference.

Sirenza Microdevices, Inc.

Sirenza Microdevices, Inc., an ISO 9001:2000-certified manufacturer headquartered in Sunnyvale, California, with design centers throughout the U.S., is a leading supplier of high-performance RF components for the wireless and wireline telecommunications markets. The company’s product lines include amplifiers, power amplifiers, discrete devices, RF signal processing components, fiber optic components, and high-performance multi-component modules (MCMs) for transmit and receive applications. Product information may be found on Sirenza’s website at www.sirenza.com.

Forward-Looking Statements

This news release contains forward-looking statements regarding future events or results, including Sirenza’s ability to capitalize on the growth potential of the Vari-L acquisition. Sirenza cautions readers that such statements are, in fact, predictions that are subject to risks and uncertainties, and that actual events or results may differ materially. Factors that could cause actual events or results to differ materially include the ability to realize expected synergies with Vari-L and the related benefits envisioned by Sirenza; the ability to transition product sales volume worldwide from Sirenza’s recently terminated distributor, Richardson Electronics, Ltd., to its new and existing sales channels in Europe, Asia and North America without adversely impacting operating results; and customers’ further reductions of planned production volumes, further delays in the build-out of new wireless and wireline network infrastructure, delays in the implementation of next-generation equipment, decreased demand for products that contain RF components, lower than expected OEM demand for increasing levels of integration, and/or exertion of downward pressure on the pricing of Sirenza’s components. Each and all of these factors could be due to overall general economic or telecommunications market conditions, or conditions in the mobile and fixed wireless and wireline infrastructure markets, or otherwise. Additional factors include the possible underutilization of Sirenza’s manufacturing facilities, whether as a result of the factors described above or otherwise, and the financial performance of Sirenza’s new Integrated Power Products business and the associated benefits of its business combination with Xemod Incorporated. Other factors that could cause actual events or results to differ materially from those in the forward-looking statements are included in Sirenza’s and Vari-L’s respective filings with the Securities and Exchange Commission (SEC), specifically, Sirenza’s Annual Report on Form 10-K filed on March 31, 2003, and Vari-L’s Quarterly Report on Form 10-Q filed on May 5, 2003. Sirenza undertakes no obligation to update its forward-looking statements at any time or for any reason.

—Financial Statements Attached—

Sirenza Microdevices, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per-share data)

(Unaudited)

	Three months ended
	March 30, 2003	March 31, 2002
Net revenues	$5,799	$4,870
Cost of revenues:
Cost of product revenues	2,758	1,680
Amortization of deferred stock compensation	23	31

Total cost of revenues	2,781	1,711

Gross profit	3,018	3,159
Operating expenses:
Research and development	1,709	1,662
Sales and marketing	1,256	1,133
General and administrative	1,236	1,155
Amortization of deferred stock compensation	164	208
Amortization of acquisition-related intangible assets	48	—

Total operating expenses	4,413	4,158

Loss from operations	(1,395)	(999)
Interest expense	13	20
Interest and other income, net	124	267

Loss before taxes	(1,284)	(752)
Provision for income taxes	—	—

	$(1,284)	$(752)

Net loss per share:
Basic	$(0.04)	$(0.03)

Diluted	$(0.04)	$(0.03)

Shares used to compute net loss per share:
Basic	30,008	29,780

Diluted	30,008	29,780

Sirenza Microdevices, Inc.

Reconciliation of GAAP Results with Management-Adjusted Results

(In thousands, except per-share data)

(Unaudited)

The following table reconciles the company’s net loss as reported under accounting principles generally accepted in the United States (GAAP) with the net loss excluding the effects of charges for the amortization of deferred stock compensation, the amortization of acquisition-related intangible assets, restructuring, and investment impairment, as presented in the news release and associated teleconference. These calculations of net loss excluding the effects of charges for the amortization of deferred stock compensation, the amortization of acquisition-related intangible assets, restructuring, and investment impairment, are not prepared in accordance with GAAP and should not be viewed as an alternative to GAAP. Consistent with its historical financial reporting practices, the company believes that the supplemental presentation of these calculations provides a meaningful non-GAAP financial measure to help investors understand and compare business trends among different reporting periods on a consistent basis, independently of regularly reported non-cash charges and infrequent or unusual events.

	Three Months Ended
	March 30, 2003	December 31, 2002	March 31, 2002
Net loss as reported under GAAP	$(1,284)	$(5,101)	$(752)
Amortization of deferred stock compensation	187	224	239
Amortization of acquisition-related intangible assets	48	48	—
Restructuring	—	391	—
Impairment of investment in GCS[2]	—	2,900	—
Management-adjusted net loss	$(1,049)	$(1,538)	$(513)

Management-adjusted net loss per share
Basic	$(0.03)	$(0.05)	$(0.02)

Diluted	$(0.03)	$(0.05)	$(0.02)

Shares used to compute management-adjusted net loss per share
Basic	30,008	29,912	29,780

Diluted	30,008	29,912	29,780

[2]	Global Communication Semiconductors, Inc.

Sirenza Microdevices, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	March 30, 2003	December 31, 2002
	(unaudited)	(audited)
Assets
Current assets:
Cash and cash equivalents	$8,240	$12,874
Short-term investments	13,982	8,996
Accounts receivable	2,138	1,577
Inventories	3,788	2,719
Loans to Vari-L	4,668	3,417
Other current assets	1,139	1,184

Total current assets	33,955	30,767
Property and equipment, net	6,023	6,686
Long-term investments	4,514	9,025
Investment in GCS	4,600	4,600
Acquisition-related intangible assets, net	675	722
Goodwill	708	737
Vari-L acquisition costs and other assets	1,915	1,427

Total assets	$52,390	$53,964

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,965	$1,714
Accrued expenses	2,634	2,790
Deferred margin on distributor inventory	1,797	2,028
Accrued restructuring	1,659	1,853
Capital lease obligations, current portion	342	459

Total current liabilities	8,397	8,844
Total long-term liabilities	105	143
Stockholders’ equity	43,888	44,977

Total liabilities and stockholders’ equity	$52,390	$53,964